Exhibit 99.1

Global Aircraft Solutions
Second Quarter 2006 Earnings
August 15, 2006

Operator:                      Good afternoon. My name is Jeannie and I will be your conference operator today. At this time I would like to welcome everyone to the Global Aircraft Solutions’ Second Quarter 2006 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                                        It is now with great pleasure to turn the floor over to your host, Mr. Alan Sheinwald of Alliance Advisors. Sir, you may begin your conference.

Alan Sheinwald:           Thank you and good afternoon. We’d like to thank everyone for joining us today for Global Aircraft Solutions’ 2006 Second Quarter Earnings conference call. Our call today will be hosted by Mr. Ian Herman, Chairman and CEO; Mr. John Sawyer, President of Global Aircraft; and Mr. Raj Sankar, CFO of Global Aircraft Solutions. Following management’s discussion, there will be a formal Q&A session open to participants on the call. If anyone participating on the call this afternoon does not have a copy of the earnings release, please contact our office at 914-244-0062.

                                        Before we get started, I’m going to review the Company’s Safe Harbor Statement. Statements in the conference call that are not descriptions of historical facts are forward-looking statements relating to future events and as such, all forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995. Certain statements made in the course of this conference call that state Global’s and management’s intentions, hopes, goals, beliefs, expectations, suggestions, plans, outlook or predictions of the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.

                                        When using on this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, plan and similar expressions as they relate to Global or any of its subsidiaries are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those anticipated by Global at this time. Except to the extent required by applicable securities law, Global Aircraft Solutions Inc. undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to our annual reports on Form 10-K SB, our quarterly reports on Form 10-Q SB, or periodic reports filed on Form 8-K which are filed with the SEC and are available at the SEC’s website at www.sec.gov for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                                       Gentlemen, I want to congratulate you for delivering another strong quarter. At this time, I’d like to turn the call over to Mr. Ian Herman, Chairman and CEO.

Ian Herman:                Thank you Alan and thank you everyone for joining us this afternoon. The second quarter 2006 was another strong quarter as we delivered significantly higher earnings than we did for the second quarter a year ago. We remain optimistic as we move forward and through the remainder of 2006 and beyond. We see business remaining strong as we move into the third quarter of 2006.

                                        Although our pre-tax earnings were down from the first quarter of 2006, we would have beaten the first quarter pre-tax profit number of 1.9 million with a profit of 2.13 million had we not incurred a one-time extraordinary expense of $686,000 due to an engine we sold being damaged during delivery. Global Aircraft was not responsible for the faulty delivery and insurance payments have been made for the full amount of the loss of $686,000. We expect to recover our loss, however, since there’s been no resolution of the claim as of yet, we were required by GAAP to book the entire amount as a loss.

                                       The Company is presently divided into three business segments, Hamilton Aerospace Technologies Inc., HAT, a wholly owned subsidiary, manages all aircraft maintenance including our new Tijuana maintenance facility. World Jet, another wholly owned subsidiary, manages substantially all aircraft part sales. The third business segment, managed directly by Global Aircraft Solutions, oversees our aircraft trading business for large transport category aircraft carried out by JetGlobal and ourselves. This activity is provided without taking the risk of long-term inventory or long-term debt.

                                       During the second quarter, HAT once again demonstrated strong financial gains. In fact, HAT’s strong performance again led our financial performance for our strong showing during the second quarter. World Jet continues to show impressive growth with sales up approximately 50% from a year ago. These divisions represent our recurring business outside of the aircraft trading division. We expect the trend established by the two core divisions to carry forward. Given the backlog that we enjoyed in both our aircraft trading and aircraft maintenance segments, and the steady results we’re seeing from World Jet, along with our future actions for growth, we will continue to grow in several areas during 2006.

                                       On April the 25th, the Company issued a press release and filed an 8-K recording the sale of six 737-200 aircraft by JetGlobal. Consequently, Global Aircraft was able to book almost $1 million in pre-tax contribution from JetGlobal in the second quarter of 2006. JetGlobal has now placed 23 of the 26 aircraft that were acquired in September of 2005. Eleven of the aircraft have been sold and we started on April the 1st, 2006 leasing 12 of the aircraft back to Delta for a period of time. And I would remind you that the bankruptcy court guarantees our payments from Delta and that upon the conclusion of the lease, JetGlobal will still retain ownership and be able to sell these 12 aircraft for an additional profit.

                                       However, since our last conference call in May, Delta have returned six aircraft which we are now marketing and they have agreed to keep the remaining six until September the 29th this year. Overall, this will generate $1.95 million to JetGlobal and $585,000 to Global less any expenses. We expect to sell and/or lease the bulk of the remaining aircraft by the end of the year excluding the six scheduled for return by Delta in September.

                                       Turning now to our contract with the Mexican carrier AVOLAR, I am pleased to report that they continue to make good profitable progress. We have delivered six aircraft to them with aircraft seven and eight currently going through our maintenance facilities prior to delivery. They are on track to have 10 aircraft by the end of the year and there is a possibility that they may reach 12 this year.

                                       I would now like to turn the call over to Raj Sankar, Global’s new CFO, to review our financial results for the second quarter of 2006. Raj, over to you.

Raj Sankar:                  Thank you, Ian. Good afternoon everybody. First I want to say there were some errors found since we filed the Q yesterday which does not affect the bottom line results. There will be an amendment filed to correct those errors.

                                       Global’s operating revenues for the three months ended June 30th, 2006 were 10.2 million, excluding revenues generated in JetGlobal, compared to the 8.82 million for the three months ended June 30th, 2005 a year-over-year increase of 15%.

                                       Gross profits for the second quarter of 2006 were 2.43 million, again, excluding profits from JetGlobal, compared to 2.3 million — .39 million for the quarter ending June 30th, 2005 an increase of 2%.

                                       EBITDA for the second quarter of 2006 was 1.73 million versus 1 million in the second quarter of 2005.

                                       Pre-tax profits for the quarter was 1.44 million versus 682,000 in quarter two of 2005. Since the Company has used all of our net operating losses, we are submitting federal and state tax to be $388,500 for quarter two for 2006 versus only $45 in quarter two of 2005.

                                       Net income for the second quarter of 2006 was dollars 1.05 million or $0.03 per share diluted versus 682,000 or $0.02 per share diluted for the comparable quarter in 2005. This represents an increase of 55% in earnings. As mentioned earlier, the Company’s joint venture, JetGlobal, produced almost $1 million of pre-tax profits for the quarter. Now we will review the revenue and pre-tax operating profits for our three business segments.

                                       HAT contributed 7.8 million in revenue in Q2 of 2006 versus 6.4 million in Q2 of 2005. HAT contributed pre-tax operating profits of 1.2 million this quarter versus $70,000 in the comparable quarter in 2005.

                                       World Jet contributed approximately 3.2 million in revenue this quarter versus 2.0 million in the comparable period 2005. Their pre-tax operating profits for this quarter was 286,000 versus 296,000 a year ago.

                                       Our aircraft trading activities are conducted through the activities of the parent company Global Aircraft and our joint venture JetGlobal. While we report these activities as separate segments in our financials due to GAAP, it should be noted that in our day-to-day operations we operate as one seamless aircraft trading business, while our financials reflect a loss of $933,000 for Global Aircraft and our joint venture showed a profit of $969,000.

                                       Management believes that shareholders should view these two activities as one and therefore our efforts would reflect a profit of 36,000 for the quarter. Additionally, this division of our business was also charged the prior mentioned one-time expense of the damaged aircraft engine of 686,000 which we intend to recover. Without this extraordinary event, the combined earnings in aircraft trading would have reached 732,000 for the second quarter.

                                       Our six month summary is as follows. Global’s operating revenues for six months ended June 30th, 2006 was total 1.7 million excluding the revenues generated by JetGlobal, an increase of 24% over the 17.5 million for the six months ended June 30th, 2005.

                                       Gross profits for the six months of 2006 was 6.4 million excluding the profits generated by JetGlobal, an increase of 37% over the 4.7 million gross profits for the first half of 2005. The Company reported pre-tax income of 3.35 million compared to the six months 2005 pre-tax income of 1.34 million for an increase of 150%.

                                       Net profits for the six month period to June 30th, 2006 was 2.2 million versus 1.34 million for the first six months of 2005 representing an increase of 64%. It should be noted that this year’s net increase is a provision of nearly 1.2 million in taxes as opposed to a $90 a year ago.

                                       I would now like to turn to Global’s balance sheet. Our balance sheet reflected a cash of $176,000 versus $296,000 at the end of Q1 2006. While current assets grew to 16.1 million from 15.6 million at the end of Q1 2006, current liabilities increased to 12 million in the quarter from 9.8 million compared to Q1 2006. Our current ratio is up slightly from year-end to 1.34 from 1.3.

                                       I would like to address a noticeable change in the Company’s balance sheet for the second quarter of 2006. We had an increase in accounts receivables up 2.92 million over the previous quarter. This was primarily due to four aircraft in heavy maintenance late in the quarter from our partner BCI International. While we had begun to build receivables at the end of quarter two, the aircraft were under maintenance checks requiring work to continue into the third quarter to complete. This order will be completed and dealt with during quarter three of 2006.

                                       Short-term notes payable decreased by 48,000 from the previous quarter and we continue to have no long-term debt. Stockholders’ equity increased to 16.5 million from 15.2 million at the end of Q1.

                                       I will now turn the call back over to Ian Herman, our CEO for his final comments. Ian.

Ian Herman:                Thank you, Raj. Raj, you would have noticed the special fly pass in your honor from the Arizona National Guard which I’m sure everybody heard. Apologies for that it sets off car alarms as you may have heard also.

                                       Moving on, we are pleased with the progress shown in Q2 of 2006. We wish to remind everyone that our three core businesses all remain healthy and without the one-time charge related to a damaged jet engine in the quarter, pre-tax profits would have hit an all time high of $2.1 million. Management is optimistic that the strong growth in HAT revenues and earnings due to our adeptness at garnering the right jobs with high gross profit margins and our continued vigilance at holding down costs, will be sustainable for the reminder of 2006. HAT’s option of being selective in the work books is due to their growing reputation for providing quality on budget and on time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well.

                                       Global has experienced success in branching out into the aircraft trading arena and we would remind all shareholders that this is only our third quarter acting as a principle in these aircraft trading transactions. Management believes this segment will be experiencing growth and profits during the last half of 2006 and into the future.

                                       Our customers are excited about the developments they are seeing in their markets which is good news for Global. They are reporting to us that people are continuing to fly even with the continued instability in the Middle East. Along with high fuel costs and the general state of economy, we are seeing positive developments that should impact in a positive way to Global’s bottom line.

                                       In summary, once again I’d like to congratulate our team for delivering a solid quarter for our shareholders. MRO and parts trading operations continue to move forward, making daily progress, generating higher earnings. On a yearly basis the trending of our business should be consistent and obvious to all as evidenced by the Company’s first complete annual financial results in 2003 and going forward through 2004 and 2005. Global will continue to execute on our promise to deliver record revenues and higher earnings in 2006 over 2005. We will keep our focus on delivering a healthy combination of organic growth and related business synergies to expand our business, ultimately contributing to increased earnings per share and hence increasing shareholder value.

                                       We are very proud of where we stand at the middle of the year and look forward to delivering even better news as the fiscal year progresses. We are extremely upbeat about our current business prospects and the opportunities that exist for the rest of this year.

                                       I’d like to thank everyone for joining the call today and that concludes my formal comments. And at this time we would like to respond to your questions.

Operator:                      Thank you. At this time I would like to remind everyone if you would like to pose a question to please press star then the number one on your telephone keypad. Once again, if you would like to pose a question, please press star then the number one on your telephone keypad. We’ll pause for just a brief moment to compile the Q&A roster.

                                       Thank you. Your first question is coming from Pat McLochlin with UBS. Please go ahead.

Pat McLochlin:            Good afternoon, Ian.

Ian Herman:                Hi Pat. How are you doing?

Pat McLochlin:            I’m well, how are you?

Ian Herman:                Yeah. Good thank you.

Pat McLochlin:           Good. Can you take me through the Delta situation and what costs or absence of revenue versus when all the planes were on lease that we’re going to go through between now and the end of the year? And at the end of the year, do I understand that we will have six — the best expectation, you still will have six planes unleased and unsold?

Ian Herman:                I’m going to pass this question to John, but no we will have six returned on September 29th and then depending on our marketing efforts between the end of September and the end of December will depend on how many of those aircraft are sold during that period. But I’m going to pass it over to John Sawyer our President to answer your question.

Pat McLochlin:            All right.

John Sawyer:               Hey Pat.

Pat McLochlin:            Hey John.

John Sawyer:               How you doing?

Pat McLochlin:            I’m well, thank you.

John Sawyer:               Just so everybody can understand let me -- I’ll kind of give them the one minute down and dirty on this Delta deal.

Pat McLochlin:            Okay.

John Sawyer:                It was a 26 aircraft deal. Fourteen aircraft we purchased as one bulk lump sum and the other 12 remained on lease. And as part of the deal, GE Capital kept the rents on those last 12 until April 1st. At that time, we then would close on the remaining 12 aircraft. So when April 1st rolled around we started to close with the financial group Convest (sp?) and we closed that around the first week of June. At that time, once we took control of the portfolio, we had to then start negotiating with Delta. Of course being in bankruptcy we have to — they have to get bankruptcy court approval on certain items and at that time they decided that they were going to start shedding some of the 737. So we entered into a stipulation with them that was approved by the bankruptcy court which allowed them to basically shed six of the other 12 remaining aircraft going since around April through July and they paid us various rents to get out of those aircraft through July 31st and that left an additional six airplanes that they wanted to extend until September 29th. And at that time then they can either give those 12, I mean, those six aircraft back or they can extend them on a month-to-month basis.

                                       So as we sit today, we received the first 14 aircraft of the category one, we’re now in the process of taking back the six that have been — have been on ground since April through July of this year and that will — and that leaves six remaining and we’ll be either taking those back at the end of September or allowing them to extend month-to-month based on where our sales are.

Pat McLochlin:            Okay. And -- but -- we’re receiving revenue on those until -- the six through September?

John Sawyer:               That’s correct. The 1.95 million is the stipulated — was stipulated by the bankruptcy court for them to pay as rent from the April 1st timeframe through September 29th basically for that six month timeframe. And what we primarily did with that rent was we turned around and used it to pay down the note that we took with Convest, JetGlobal did to pay that note down.

Pat McLochlin:            Okay. So to go with that, now we will have essentially 12 planes in our control between now and the end of the year that will need to be released or replaced or sold?

John Sawyer:               We’ve got six right now that we’ll be taking physical position of probably in the next 14 to 21 days and we’re already re-marketing those as we speak. And then the remaining six, depending on what Delta does toward the end of September, we’re going to be re-marking them but we’ll have the ability to either take them out if they’re done or extend them if they so be it.

Pat McLochlin:            And our curator on these planes, how much per plane are we on the hook for?

John Sawyer:               Well the initial — the initial — if you take the contract the 26 airplanes and what we’ve paid, we’re in each aircraft for about 860,000 a unit prior to receiving any of the rent. When you deduct the rent revenue if you take it across the 26 airplanes we’re in the aircraft for about 780 a piece.

Pat McLochlin:            Okay. And so we have to -- what are our terms of financing on these?

John Sawyer:               Well the first — the first 14 we both paid in cash, on the last 12 we took out a short-term I would consider it to be almost a bridge loan for — it was about a six month loan. Originally it was going to be an eight month loan but the way it closed it ended up being about a six month. So it’s between a six to eight month note that we’ve already — we’re already paid — we’re already on the — we’ve made two payments of that — on that note already, plus the additional money that’s coming in from Delta is going to pay down the principle, principle and interest.

Pat McLochlin:            Okay. And so if we were to do eight times 12 or net it back it would be 780 times 12 or roughly a little under $10 million.

John Sawyer:               Probably 780 times 20. If we netted all the rent it would be about 780 times 26.

Ian Herman:               In terms of our original cost.

John Sawyer:               Of our original cost.

Pat McLochlin:            Right, but we don’t have 14 of the planes, they’re gone right?

John Sawyer:               What I’m saying if you’re looking at it on the overall deal, correct. If you just wanted to place that rent against the 12 it would be a lot lower than that, it would be -- I don’t have my calculator right here, but…

Pat McLochlin:           What I’m really trying to get to is, what is our opportunity for something negative to occur if we don’t sell these? How much do we have to pay on a monthly basis in terms of carrying the note? You know, when they’re on lease we certainly have income coming in, when they’re not we don’t and we still continue to have the obligation that we incurred when we bought them.

John Sawyer:              Correct. We’re in all these assets for less than engine value. So what we would do is if for some reason we couldn’t move these aircraft we would — we could sell off the engines. The engines are — everybody is need of these type of motors every day. We chose not to go that route because we’ve had pretty good success moving them as full units.

Pat McLochlin:            Okay. All right. Well listen I want tie any more. I’ll probably want to talk about this offline with more detail, but let me let you go on (inaudible).

John Sawyer:               No problem.

Ian Herman:                Yeah, Pat, please give me a call any time to discuss that. But we feel very confident in our ability to market the balance of these aircraft.

Pat McLochlin:            Okay. All right. And it sounds like the Mexican airline is doing great!

Ian Herman:               It is, it’s doing really good.

Pat McLochlin:            That’s all for me. Thank you guys (inaudible).

Ian Herman:                Thanks very much Pat.

Operator:                      Thank you. Once again as a reminder, if you would like to make a comment or you do have a question, you may press star then one on your telephone keypad at this time. That’s star then one on your telephone keypad at this time.

                                       There appear -- there is a new question coming from Mr. Jay Brosnhan with WestPark Capital. Please go ahead sir.

Jay Brosnhan:              Congratulations gentlemen on the quarter.

John Sawyer:               Hey Jay.

Ian Herman:                Thanks Jay.

Jay Brosnhan:              John, how many aircrafts were sold this quarter? And is it feasible that with the interest out there that you’d be able to sell those 12 by the end of the year?

John Sawyer:               Well we’ve sold six aircraft, but where we’re really looking at Jay is we’re trying to optimize instead of just, you know, getting a lesser cash value we’re getting a lot more activity from the leasing side of things and we feel that it can be a longer revenue stream for Global. We’ve got a lot of solid credits that are coming in Latin America, South America in particular, that are looking at wanting to take the aircraft for as long as 60 months. We’re also negotiating right now pretty strongly with Aloha and they’re looking at taking some of the aircrafts. So, I mean, we feel that — we really didn’t want to be maybe as much as we thought in the leasing business, but for long-term profitable gains for the company we’re looking at it might not be a bad idea to move six or eight of these into some type of long-term lease.

Ian Herman:                And the reason for that Jay, you can recover your costs very quickly.

Jay Brosnhan:              Sure and then retain the airplane and be able to sell it when it comes up.

Ian Herman:                Yeah, you make profits on the lease itself and then you’ve still got the aircraft to sell at the end.

John Sawyer:               And most of our leases would be structured where we’d pretty much be out of the aircraft, you know, within about nine months.

Jay Brosnhan:              Oh very good. And on that…I’m sorry?

John Sawyer:               So then you have 50 plus months of pretty much pure profit.

Jay Brosnhan:              Great. Well, sounds good to me. On the AVOLAR side, when will the three initial airplanes be coming in for their heavy checks?

Ian Herman:                John.

John Sawyer:              Good question. The first aircraft is coming in at the end of September and then the other two — pretty much you’re going to start seeing them about every six weeks starting, you know, around October 1st. So we should have two by this year and then as they grow the fleet you’ll see them every four to six weeks I think and it’s going to start getting tighter as they continue. They’re averaging over 400 hours a month per aircraft and the normal maintenance cycle is 3,000 hours so, you know, you can kind of do the math, they’re — that’s about every eight, nine, ten months.

Jay Brosnhan:              Right. Well thank you very much. Keep up the good work.

Ian Herman:                Thank you.

John Sawyer:               Thank you very much.

Operator:                      Thank you. Once again as a final reminder, if you would like to pose a question, please press star then the number one on your telephone keypad at this time.

                                       Thank you. Your next question is coming from Mr. Steven Urcelay with -- as a private investor. Please go ahead sir.

Steven Urcelay:           Hi fellows. Congratulations on another great quarter.

Ian Herman:               Thank you.

John Sawyer:               Hey Steve.

Steven Urcelay:           How are you doing. You know you said -- Ian, you said you delivered six planes to AVOLAR?

Ian Herman:                Yes.

Steven Urcelay:           We actually sold the planes to them.

Ian Herman:               No.

Steven Urcelay:           Okay.

Ian Herman:                No, but we integrated them all.

Steven Urcelay:           Okay. And also I think the last quarter you had said that AVOLAR was going to have 30 planes by December. The next thing AVOLAR is making them have 30 or wanted them to have 30?

John Sawyer:               No, sorry about that Steve. Their business model, their long-term business model calls for about 30 aircraft.

Steven Urcelay:           Okay.

John Sawyer:               We -- they were mandated to have 12 on by December.

Steven Urcelay:           Okay. Then they’re going to have 10.

John Sawyer:              It’s part of their agreement. It appears that they’re going to have a minimum of 10. Part of the reason that that original agreement was signed between them and the Mexican government was due to the fact that Aero California, a low cost carrier out of La Paz had been shut down and they’ve now restarted operations. And so the lift requirements aren’t as grueling so they’re giving AVOLAR some relief on adding aircraft.

Steven Urcelay:           Okay. And also on the AMEX, is there a strategy, is there anything we’re doing? I mean, I know -- there’s never any press releases, you guys from quarter to quarter without releasing anything, I mean, I don’t hear or see anything about you. Is there a strategy you’ve got or (inaudible)?

Ian Herman:               Steve, we don’t manufacture news or we don’t put out — a lot of companies will put out a press release that says, you know, we have this customer, we’ve overhauled his aircraft and now we’ve deliver it and they’ve made two press releases out of it. Frankly I think that’s just for its own sake. We will put out news when there’s real news to give. I promise you when we put out news it’s significant to the business.

Steven Urcelay:           But you just did $10 million in business this quarter, I’ve got to believe there was something there, you know.

Ian Herman:               These are all — these are all deals that have already been announced. It was all income from deals that had already been announced. So there’s nothing new in saying that we sell six aircraft. In fact, the last time we made an announcement to sell those six aircraft in an 8-K so there was nothing to announce as far as that was concerned. And as far as maintenance is concerned, it’s just the continuation of the work done by the aircraft trading side brings in heavy maintenance and past business to World Jet.

                                       So as far as them -- your question about AMEX is concerned, we are very concerned about this aspect. We’ve been looking at this now for some considerable time. Our plan was to go onto AMEX and we announced it and indeed AMEX told us that other than for our share price we qualified to go onto AMEX. And it would appear right now as we speak today, that the market doesn’t yet appreciate our performance and some of that I’m sure is due to the fact that we’re bulletin board stock and something like 80% to 90% of brokers can’t deal in our stock until they’re either on AMEX or on the NASDAQ market.

Steven Urcelay:           But when you were sitting at $1.60 to $1.70 for quite some months…

Ian Herman:                Yes.

Steven Urcelay:           …it was $0.30 away to get $2.00 and get on it and you just couldn’t -- you couldn’t get there, I mean, is the…

Ian Herman:               You’re definitely right we couldn’t get there.

Steven Urcelay:          Now we’re sitting at $1.08 and again there’s never any news. How do people know about your stock because you don’t put anything out? And I spoke to Alan and Alan says, “Well when it gets over $2.00 I’ll be over to move this certain stock.” But he can’t get it to $2.00 so, I mean, is there a reason you’re not going with somebody else or somebody who can actually move the stock, because.

Alan Sheinwald:           You know — this is Alan — Steve I’d like to address that because that was never ever said by me. First of all what I did say to you is at $2.00 the Company could go on the American Stock Exchange and the Company would be in a position where retail firms would be allowed as a fully reported company to go and present their story. That’s what I said to you. Candidly, you know, I understand some of your concerns, but, you know, the Company continues to deliver good results and I would say — submit to you that we’re not the only small cap stock that’s endured some pain here in the last several months. So, you know, there are some fundamental issues out there that go beyond our control.

Steven Urcelay:           But is there a strategy to get you to that $2.00 mark? I mean, you know, there’s four guys in your company and you handle 18 companies. How were you going to get to $2.00? I mean, do you have a strategy or just going to sit and maybe we’ll have that bad quarter and you’ll be back to $0.50. You guys are putting out great quarter, quarter after quarter, I mean, if you can’t do it now when can you do it. That’s my comment here.

Alan Sheinwald:          Well thank you for your comment. I don’t agree with what you’re saying and you’re putting out a lot of misinformation, but you’re entitled to your comments even though they’re factually inaccurate.

Operator:                      Thank you. Your next question is coming -- oh again, a follow-up from Jay Brosnhan with WestPark Capital. Please go ahead Mr. Brosnhan.

Jay Brosnhan:            In response to the last caller, I just want to thank Alan for taking numerous calls of mine as well as setting up meetings et cetera for Global up in New York and for the Company and keep putting up record results quarter after quarter and your stock will respond. Is there anything else you can tell us on the acquisition or sales of airplanes that we don’t know. Any opportunities out there other than the leasing that you spoke of?

Ian Herman:               Thank you Jay. We don’t — we don’t make announcements on conference calls about new business we like to put that out as a separate press release. But we are looking at new deals all the time and we would just be promotional if we said to you yes we’re looking at a deal here and a deal there which we are all the time. And, you know, one of our principles, the way we do this business, is we buy aircraft on a fire sale basis, we buy them for the value of their engines and we seek those deals out. There are lots of deals where you can overpay for the aircraft and we stay away from those. I mean, it would be easy to do that and represent ourselves through doing, put out press releases that are related, we’re not going to do that. We’re going to execute our business, we’re going to perform and hopefully by the good works of Mr. Sheinwald and Alliance Advisors putting it out all over the country meeting institutions from coast to coast, we will get the message out and people will get to hear about our performance.

John Sawyer:               One of the things that we’re working on Jay, is that — and to all the investors — is, and I think you can see that in the results of, especially in Hamilton, is last year we were starting to lose our margins on the maintenance and MRO side, and this business being an APEC type company, it’s very important that basically the mother ship is hitting all — it’s hitting on all cylinders. So where we were putting out a lot of presses releases and facing a lot of deals, I’ve refocused management into going back and looking at the core fundamentals of how we’re going to run a more efficient shop and how we’re going to be a better MRO and in doing so I think the numbers are showing that. What it has done is it’s slowed down the amount of aircraft deals that maybe we’re looking at or we’re giving them a little more scrutiny. And that’s normal, we’re always looking — we’re always — we’ve got deals coming across our desk everyday. But we’re going to continue to focus on the core meat and potatoes of what we do and if the number — you know, if people believe in us they’re going to see that, if they don’t then you know there’s nothing much we can do about it but we’re going to be part of any hyper pump and dump type situation.

Jay Brosnhan:              Sure, well keep having your expenses go down and revenues and earnings go up and your stock price will reflect it. Thank you very much guys.

Ian Herman:                Thank you Jay.

Operator:                     Your next question is coming from Joseph Leoncyzyk from Pioneer Valley. Please go ahead.

Joseph Leoncyzyk:     Good afternoon gentlemen and again congratulations on a great quarter.

Ian Herman:                Thank you very much.

Joseph Leoncyzyk:     I too want to reiterate my gratitude to Mr. Sheinwald in his openness and always being able to take a call for, you know, myself and passing information onto my clients. I too agree that the stock price hopefully will take care of itself and look at this as a buying opportunity.

                                       One quick question concerning the leases. Are the service to those planes done by us when they’re at a lease or are they responsible of the parties that take the lease?

Ian Herman:                John, do you want to take that?

John Sawyer:          Yeah. Well, you know, part of — part of the way you kind of mitigate your exposure is when you do get a company or an airline that’s willing to take the asset as is especially since these aircraft all require, you know, an extraordinary amount heavy maintenance. And I would say that the leases that we’re currently in the process of evaluating, I would say about half we would do the heavy maintenance and half they would take the asset as is. Depending on — and you see where I’m going with this, because obviously you want the operator to have as much skin in the game as possible.

Joseph Leoncyzyk:     Right.

John Sawyer:              And if he has the ability to do the heavy maintenance and he can do it in accordance with the lease requirements, it makes sense for us to go ahead and allow him to do that and we have about half our leases are going to be constructed that way. Obviously we don’t want to lose out on any heavy maintenance that we possibly can take. But again, if he’s willing to put that type of skin in the game on a, you know, on a 48 or 60 month lease where I’m getting a fair lease term, then we typically will allow that as long as the maintenance is up to the requirements for the FAA which is the requirements to hold our lease.

Joseph Leoncyzyk:     Great. I appreciate that and keep up the great work. Thank you.

John Sawyer:               Thank you.

Ian Herman:                Thank you.

Operator:                      Thank you. At this time there appear to be no further questions and I’d like to turn the floor back to Mr. Ian Herman for his closing final comments. Please go ahead, sir.

Ian Herman:                Thank you. Once again I would like to thank everyone for joining us today. We look forward to delivering positive updates during the remainder of the third quarter and to holding another conference call for investors in 90 days. Have a good day. Good-bye.

Operator:                      Thank you. This concludes tonight’s Global Aircraft Solutions Second Quarter 2006 Earnings conference call. You may now disconnect your lines at this time and have a wonderful evening.